Exhibit 99.3

March 27, 2026

Brookfield Corporation

Suite 100, Brookfield Place

181 Bay Street, Box 762

Toronto, Ontario

M5J 2T3

RE:	Exercise of voting rights attached to class A subordinate voting shares of Brookfield Business Corporation (“Class A Shares”)

Subsidiaries of Brookfield Wealth Solutions Ltd. (“BWS”) (collectively, “BWS Subsidiaries”) currently hold, and may from time to time acquire, certain Class A Shares.

BWS and Brookfield Corporation hereby agree that all decisions to be made by any BWS Subsidiaries with respect to the voting of any Class A Shares held by BWS Subsidiaries, whether at a meeting of securityholders, by way of written consent or otherwise, shall be made jointly by mutual agreement of the applicable BWS Subsidiary and Brookfield Corporation, other than with respect to Class A Shares subject to financing arrangements between the applicable BWS Subsidiary and wholly owned subsidiaries of Brookfield Corporation. BWS shall cause all BWS Subsidiaries to comply with the foregoing covenant.

This letter agreement amends and replaces in its entirety the previous letter agreement dated as of September 26, 2024, in respect of class A exchangeable subordinate voting shares of Brookfield Business Corporation. This letter agreement and all obligations hereunder may be terminated by BWS or Brookfield Corporation at any time upon delivery of notice in writing to the other party, including in the case of BWS, in the event any BWS Subsidiary determines that the obligations hereunder are no longer in its best interests or the interests of its policyholders.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This letter agreement may be amended or modified only by an instrument in writing executed by BWS and Brookfield Corporation.

Please confirm your agreement with the foregoing by executing in the space indicated below.

[Signature Page Follows]

BROOKFIELD WEALTH SOLUTIONS LTD.

By:	/s/ Seamus MacLoughlin
	Name:	Seamus MacLoughlin
	Title:	Secretary

[Signature Page – BN and BWS Voting Agreement in respect of BBUC]

Accepted and agreed as of the date first written above:

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
	Name:	Swati Mandava
	Title:	Managing Director, Legal and Regulatory

[Signature Page – BN and BWS Voting Agreement in respect of BBUC]